CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-10099) of Popular, Inc. of our report dated June 29, 2006 relating to the financial statements of Popular Financial Holdings, Inc. Savings and Retirement Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, NY
June 29, 2006